Exhibit 99.1

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF BUDDY MEDIA, INC.

AS OF JUNE 30, 2012 AND FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011

AND THE NOTES RELATED THERETO

Buddy Media, Inc.

Condensed Consolidated Balance Sheets

	June 30, 2012	December 31, 2011
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$37,192,046	$58,437,030
Accounts receivable, net of allowance for doubtful accounts	6,946,031	4,634,346
Prepaid expenses and other current assets	2,652,986	2,397,864

Total current assets	46,791,063	65,469,240
Restricted cash	1,996,417	1,700,562
Property and equipment, net	2,229,444	1,840,119
Goodwill and intangible assets, net	20,028,738	2,517,827
Other assets	1,294,757	1,429,440

Total assets	$72,340,419	$72,957,188

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$7,220,725	$7,128,382
Warrant liability	6,968,362	2,932,444
Contingent consideration	8,000,000	—
Deferred revenue	3,715,988	1,814,046

Total current liabilities	25,905,075	11,874,872
Deferred rent	833,466	381,452
Deferred tax liability	1,384,133	3,163

Total liabilities	28,122,674	12,259,487

Stockholders’ equity
Preferred stock, $0.0001 par value: 27,408,272 shares authorized, issued, and outstanding at June 30, 2012 and December 31, 2011, respectively	2,740	2,740
Common stock, $0.0001 par value: 41,478,986 authorized and 8,072,158 and 6,699,820 issued and outstanding at June 30, 2012 and December 31, 2011, respectively	850	670
Additional paid-in capital	94,355,589	90,310,857
Accumulated other comprehensive income (loss)	54,275	(2,232)
Accumulated deficit	(50,195,709)	(29,614,334)

Total stockholders’ equity	44,217,745	60,697,701

Total liabilities and stockholders’ equity	$72,340,419	$72,957,188

The accompanying notes are an integral part of these consolidated financial statements

Buddy Media, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

	Six Months Ended June 30,
	2012	2011
Revenues	$18,044,465	$10,216,435
Cost of revenues	3,719,967	1,657,625

Gross profit	14,324,498	8,558,810
Operating expenses	35,132,319	12,785,984

Operating loss	(20,807,821)	(4,227,174)
Interest income, net	2,255	1,872
Other income (loss)	(9,883)	26,884

Loss before income taxes	(20,815,449)	(4,198,418)
Income tax benefit	234,074	692,680

Net loss	$(20,581,375)	$(3,505,738)

The accompanying notes are an integral part of these consolidated financial statements

Buddy Media, Inc.

Condensed Consolidated Statements of Comprehensive Loss

(unaudited)

	Six Months Ended June 30,
	2012	2011
Net loss	$(20,581,375)	$(3,505,738)
Other comprehensive income, before tax:
Foreign currency translation	56,507	—

Other comprehensive income, net of tax	56,507	—

Comprehensive loss	$(20,524,868)	$(3,505,738)

The accompanying notes are an integral part of these consolidated financial statements

Buddy Media, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Six Months Ended June 30,
	2012	2011
Operating activities
Net loss	$(20,581,375)	$(3,505,738)
Adjustments to reconcile net loss to cash used by operating activities:
Depreciation and amortization	589,049	202,265
Restructuring expense	671,795	—
Stock based compensation	6,180,356	998,757
Changes in operating assets and liabilities:
Accounts receivable	(1,917,070)	(2,170,590)
Restricted cash	(295,855)	(1,701,649)
Prepaid expenses & other assets	278,765	(804,488)
Accounts payable, accrued expenses and other liabilities	292,415	845,217
Deferred revenues	1,901,942	(166,341)

Cash used by operating activities	(12,879,978)	(6,302,567)

Investing activities
Purchase of property and equipment	(1,388,075)	(394,011)
Purchase of business, net of cash acquired	(6,829,423)	(2,069,000)
Strategic investments	(250,000)	—

Cash used by investing activities	(8,467,498)	(2,463,011)

Financing activities
Exercise of stock options	42,190	188,191

Cash provided by financing activities	42,190	188,191

Effect of exchange rate changes on cash	60,302	—
Net decrease in cash and cash equivalents	(21,244,984)	(8,577,387)
Cash and cash equivalents at beginning of period	58,437,030	19,730,850

Cash and cash equivalents at end of period	$37,192,046	$11,153,463

The accompanying notes are an integral part of these consolidated financial statements

Buddy Media, Inc.

Notes to the Condensed Consolidated Financial Statements

1. Nature of Business

Buddy Media, Inc., a Delaware Corporation (the Company), was incorporated in September 2007. The Company provides a cloud-based software solution that enables major agencies and brands to effectively manage their social media presence and marketing campaigns.

The Company’s social marketing suite helps brands build powerful connections globally with its scalable, secure architecture and data-driven customer insights from initial point of contact through point of purchase.

2. Summary of Significant Accounting Policies

Basis of Presentation

These consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (U.S. GAAP) and include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Reclassification

A reclassification to the consolidated balance sheet as of December 31, 2011 was made. This reclassification was related to deferred tax assets and deferred tax liability.

Foreign Currency Translation

The Company determines the functional currency for its foreign subsidiaries by reviewing the currencies in which its respective operating activities occur. Financial information is translated from the functional currency to the U.S. dollar, the reporting currency, for inclusion in the Company’s consolidated financial statements. Income, expenses and cash flows are translated at average exchange rates prevailing during the fiscal period and assets and liabilities are translated at fiscal period-end exchange rates.

Use of Estimates

The preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the amounts presented in the consolidated financial statements and accompanying footnotes. Management bases its estimates on historical experience and on various other assumptions that it believes are reasonable under current circumstances. U.S. GAAP requires management to make estimates and judgments in several areas, including revenue recognition, recoverability of accounts receivable, provision for income taxes, commission and bonus payments and the determination of the fair market value of stock options, including the use of forfeiture estimates. Actual results could differ materially from those estimates.

Revenue Recognition

The Company derives its revenues primarily from two sources, licensing fees and professional fees. Licensing fees represent subscription fees for clients to access the Company’s social marketing software platform for a specified period of time. Subscription terms vary between 3 and 12 months, or longer, with the most common subscription term being for 12 months.

Revenue from licensing fees is recognized ratably over the term of the agreement. Professional fees represent fees for various services offered to the Company’s customers, including designing the layout and look of their social media presence, the building of social media applications, social media strategy consulting, support and content management services. Professional services revenue is recognized upon delivery to and acceptance by the Company’s clients.

The Company recognizes revenue when all of the following conditions are met:

•	Persuasive evidence of an arrangement exists

•	Subscription or services have been delivered to the customer

•	Collection of related fees is reasonably assured

•	Related fees are fixed or determinable

As clients do not have the right to take possession of the underlying software without significant penalty and it is not feasible for the client to run the software on their own hardware or a third-party hosted solution, the Company’s revenue arrangements are treated as services and are outside the scope of software revenue recognition guidance.

A portion of client contracts includes multiple deliverables, such as subscriptions to the Company’s software platform and creative services. For multiple-deliverable revenue arrangements, the Company first assesses whether each deliverable has value to the client on a standalone basis. The Company has determined that the software platform has stand-alone value because, once access is given to a client, the platform is fully functional and does not require any additional development, modifications or customization. Professional services have stand-alone value because third-party service providers or clients themselves can perform these services without the Company’s involvement. The performance of these services generally does not require highly specialized or skilled individuals and is not essential to the functionality of the solution.

Based on the stand-alone value of the deliverables, and since clients do not have a general right of return relative to the included professional services, the Company allocates revenue among the separate deliverables in an arrangement under the relative selling price method using the selling price hierarchy established in ASU 2009-13. This hierarchy requires the selling price of each deliverable in a multiple-deliverable arrangement to be based on, in declining order: (i) vendor specific objective evidence of fair value (VSOE), (ii) third-party evidence of fair value (TPE) or (iii) management’s best estimate of the selling price (BESP).

The Company is not able to determine VSOE for its deliverables. License fees, when sold separately, do not consistently fall within a narrow price range. Professional services are not sold separately on a frequent basis to establish VSOE. Management has determined that there are no third-party offerings reasonably comparable to the Company’s solution to appropriately establish TPE. Therefore, the selling prices of subscriptions to the software platform and professional services are based on BESP. However, the Company limits the revenue otherwise allocable to the professional services using BESP if realization of that revenue is contingent upon continued access to the Company’s platform.

The determination of BESP requires the Company to make significant estimates and assumptions. The Company considers numerous factors, including, but not limited to, pricing practices, sales volume and estimated margins typical in the marketplace. The determination of BESP is made through consultation with and formal approval by senior management. The Company updates its estimates of BESP on an ongoing basis as events and circumstances may require.

The Company records cash and equity consideration paid to customers for volume-based incentives as a reduction of revenue. During the six months ended 2012 and 2011, the customer earned 54,247 and 134,214 warrants, respectively, for meeting certain revenue targets. The value of the warrants awarded was $7.0 million as of June 30, 2012. Since revenue related to this customer was $1.9 million and $0.5 million for the six months ended June 30, 2012 and 2011, respectively, the Company recorded $1.9 million and $0.5 million as a reduction of revenue and $2.2 million and $0 million for the six months ended June 30, 2012 and 2011, respectively as a sales and marketing expense in the consolidated statement of operations.

Deferred Revenue

Deferred revenue consists of billings or payments received in advance of revenue recognition from the Company’s license fees and professional services and is recognized as revenue when all of the revenue recognition criteria are met.

Cost of Revenue

Cost of revenue primarily consists of costs related to hosting the Company’s social marketing suite, compensation and related expenses for system operations and professional services staff, payments to outside service providers and allocated overhead expenses. Allocated overhead includes rent, information technology costs, and employee benefit costs and is apportioned to all departments based on relative headcount.

Deferred Commissions

Deferred commissions, which are included in prepaid expenses and other current assets, are the incremental costs that are directly associated with license fees and professional services with customers and consist of sales commissions paid to the Company’s employees responsible for the sale. For license fees, the commissions are deferred and amortized over the terms of the related customer contracts, which are typically 12 months. For professional services, the commissions are deferred and amortized when the creative services are delivered.

Advertising

The Company expenses advertising as incurred. Advertising and public relations expenses were $4.1 million and $2.3 million for the six months ended June 30, 2012 and 2011, respectively.

Income Taxes

The Company accounts for income taxes using an asset and liability approach, which requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company’s consolidated financial statements or tax returns. The measurement of current and deferred tax assets and liabilities is based on provisions of enacted tax laws; the effects of future changes in tax laws or rates are not anticipated. If necessary, the measurement of deferred tax assets is reduced by the amount of any tax benefits that are not expected to be realized based on available evidence. The Company accounts for uncertain tax positions by reporting a liability for unrecognized tax benefits taken or expected to be taken in a tax return. The Company recognizes interest and penalties, if any, related to unrecognized tax benefits in income tax expense.

Cash and Cash Equivalents

The Company considers all short-term investments that have an original maturity of three months or less when purchased to be cash equivalents. At June 30, 2012 and December 31, 2011, the Company’s cash and cash equivalents were invested in a liquid money market account and U.S. Treasury securities, all with maturity dates of three months or less.

Accounts Receivable

Accounts receivable had a balance in the amount of $6.9 million and $4.6 million at June 30, 2012 and December 31, 2011, respectively. Accounts receivable are recorded at net realizable value, consisting of the carrying amount less the allowance for uncollectible accounts, as needed.

The Company uses the allowance method to account for uncollectible accounts receivable balances. Under the allowance method, if needed, an estimate of uncollectible customer balances is made based upon specific account balances that are considered uncollectible. Factors used to establish an allowance include the credit quality of the customer, the amount of days the receivable has been outstanding, and the current economic environment. At June 30, 2012 and December 31, 2011, the allowance for doubtful accounts was $58,246 and $31,000, respectively.

Fixed Assets

Fixed assets are recorded at cost. The Company uses the straight-line method to depreciate them over their estimated useful lives as follows:

Years
Computer equipment	5
Furniture and fixtures	7
Computer software	3
Leasehold improvements	Shorter of estimated useful life or lease term

Depreciation expense charged to the consolidated statements of operations was $331,751 and $126,196 for the six months ended June 30, 2012 and 2011, respectively.

Goodwill, Intangible Assets, and Impairment of Long-Lived Assets

Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net assets. In the event that the Company determines that the carrying value of goodwill is less than its fair value, the Company will record an impairment charge equal to the amount that fair value exceeds goodwill.

Intangible assets are amortized over their useful lives. Impairment losses on intangible assets are recognized when events or circumstances indicate that the amount of such assets may not be recoverable. There was no impairment of intangible assets during the six months ended June 30, 2012 and 2011, respectively.

Impairment losses on long-lived assets that do not have indefinite useful lives, such as property and equipment, are recognized when events or circumstances indicate that the amount of such assets may not be recoverable. If such review indicates that the carrying amount of long-lived assets is not recoverable, the carrying amount of such assets is reduced to fair value.

Capitalized Software Costs

The Company capitalizes costs associated with its social marketing platform incurred during the software development phase. Costs related to preliminary design and post-implementation phases are expensed as incurred. Capitalized internal-use software is depreciated on a straight-line basis over its estimated life, which is three years.

Total capitalized software costs were $371,172 as of June 30, 2012. The Company capitalized $0 and $418,000 of development costs as of June 30, 2012 and December 31, 2011. Amortization expense was $46,828 for the six months ended June 30, 2012. Due to the timing of the post-implementation phase of these projects, the Company did not record a material depreciation expense for the six months ended June 30, 2012.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk primarily consist of cash balances and accounts receivable. The Company maintains bank accounts with federally insured financial institutions. Periodically, balances may exceed insured limits. Risk with respect to accounts receivable is generally diversified among a number of entities comprising the Company’s customer base. The Company performs ongoing credit evaluations of its customers’ financial condition and maintains allowances for potential credit losses. Actual losses and allowances have been within management’s expectations.

The cash and cash equivalents in excess of amounts insured by the Federal Deposit Insurance Corporation and Securities Investor Protection Corporation were approximately $38 million as of June 30, 2012. Approximately $35 million of such excess as of June 30, 2012 is U.S. Treasury bills due within three months, and $2 million is held within money market and CD accounts. Management believes that the credit risk of the uninsured portion is not significant.

At June 30, 2012 and June 30, 2011, the Company had no customers that accounted for greater than 10% of total revenues. One customer accounted for 10 percent of accounts receivable at June 30, 2012 and no single customer accounted for more than 10 percent of accounts receivable at December 31, 2011. Management believes that exposure to concentrations of credit risk with respect to accounts receivable is limited due to the insignificant size of the accounts receivable balance relative to sales of the Company.

Certain Significant Risks and Uncertainties

The Company’s primary source of revenue is derived from licensing its social media technology platform. The majority of the Company’s clients use this platform to manage their presence and social media campaigns on Facebook. Facebook, by agreement with its developers, reserves the right of approval of all applications it supports. The loss of such approval from Facebook would result in a material adverse effect on the future financial results of the Company.

Accounting for Stock-Based Compensation

The Company measures all share-based payments, including grants of stock options, based on the fair value of the stock options on the grant date and recognizes expense in the Company’s consolidated statements of operations over the vesting term. The Company uses the Black- Scholes pricing model to determine the fair values of the stock options on the grant dates. The Company amortizes the fair values of share-based payments on a straight-line basis over the vesting term.

Fair Value Measurements

The Company measures assets and liabilities at fair value based on an expected exit price as defined by the authoritative guidance on fair value measurements, which represents the amount that would be received on the sale of an asset or paid to transfer a liability, as the case may be, in an orderly transaction between market participants. As such, fair value may be based on assumptions that market participants would use in pricing an asset or liability. The authoritative guidance on fair value measurements establishes a consistent framework for measuring fair value on either a recurring or non-recurring basis, whereby inputs used in valuation techniques are assigned a hierarchical level. The following are the hierarchical levels of inputs to measure fair value:

•	Level 1: Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

•

Level 2: Inputs reflect: quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the assets or liabilities; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•

Level 3: Unobservable inputs reflecting the Company’s assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

The following table presents information about the Company’s assets and liabilities that are measured at fair value as of June 30, 2012 and December 31, 2011 and indicates the fair value hierarchy of the valuation:

Description	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balances as of June 30, 2012
Assets
Cash equivalents: (1)
U.S. treasury fund	$35,004,488	$0	$0	$35,004,488
Money market mutual funds	549,786	0	0	549,786
Restricted cash: (2)
Time deposits	440,562	0	0	440,562
Money market mutual funds	1,555,855	0	0	1,555,855

Total Assets	$37,550,691	$0	$0	$37,550,691

Liabilities
Warrant liability	$0	$0	$6,968,362	$6,968,362
Contingent consideration	0	0	8,000,000	8,000,000

Total Liabilities	$0	$0	$14,968,362	$14,968,362

(1)	Included in “Cash and cash equivalents” in the accompanying consolidated balance sheet as of June 30, 2012.
(2)	Restricted cash at June 30, 2012 consists of cash deposits and collateral for certain business operations.

Description	Quoted Prices in Active Markets for Identical Assets (Level 1)		Significant Other Observable Inputs (Level 2)		Significant Unobservable Inputs (Level 3)	Balances as of December 31, 2011
Assets
Cash equivalents: (1)
U.S. treasury fund		$54,002,385		$0	$0	$54,002,385
Money market mutual funds		3,048,443		0	0	3,048,443
Restricted cash: (2)
Time deposits		240,562		0	0	240,562
Money market mutual funds		1,460,000		0	0	1,460,000

Total Assets		$58,751,390		$0	$0	$58,751,390

Liabilities
Warrant liability	$		$		$2,932,444	$2,932,444

Total Liabilities		$0		$0	$2,932,444	$2,932,444

(1)	Included in “Cash and cash equivalents” in the accompanying consolidated balance sheet as of December 31, 2011.
(2)	Restricted cash at December 31, 2011 consists of cash deposits and collateral for certain business operations.

Subsequent Events

The Company evaluated subsequent events through August 13, 2012, the date the Company was acquired by salesforce.com, inc. Please see Note 12 – Subsequent Events.

3. Business Combination

On February 27, 2012, the Company acquired Brighter Option Limited, a London-based Facebook advertising partner, which provides social ad management software as a service. The acquisition date fair value of the consideration transferred for Brighter Option was approximately $17.4 million, which consisted of the following:

Fair value of consideration transferred
Cash	$7,474,000
Equity consideration	1,972,200
Fair value of contingent consideration	8,000,000

Total	$17,446,200

The Company will potentially make additional payments (“contingent consideration”) totaling up to $15.6 million in cash and stock, based on the achievement of certain revenue targets related to Brighter Option’s services for the one-year period from March 1, 2012 to February 28, 2013. The estimate fair value of the contingent consideration at February 27, 2012 was $8.0 million and is included in the total purchase price. The Company has recorded and will record the fair value of the contingent consideration each reporting period based on Brighter Option’s achievement of meeting its revenue targets as it relates to the contingent consideration. The Company’s estimated fair value of the contingent consideration at June 30, 2012 was $8.0 million. The change in fair value of contingent consideration is recorded in general and administrative expenses.

The following table summarizes the preliminary fair values of assets acquired and liabilities assumed as of the date of acquisition:

Net tangible assets acquired	$300,000
Deferred tax liability	(1,624,800)
Intangible assets	6,770,000
Goodwill	12,001,000

Net assets acquired	$17,446,200

The excess of preliminary purchase consideration over the preliminary fair value of net tangible and identifiable intangible assets acquired will be recorded as goodwill.

The following table sets forth the preliminary components of identifiable intangible assets acquired and their estimated useful lives as of the date of acquisition:

	Fair value	Useful Life
Developed technology	$5,560,000	3 years
Customer relationships	760,000	3 years
Non-compete arrangements	450,000	1.5 years

In addition, the Company issued 395,300 shares of restricted common stock with a total fair value of $5.2 million. These restricted common stock are tied to future service requirements and will be expensed over the remaining service periods on a straight-line basis.

4. Property and Equipment

The following table presents the detail of property and equipment:

	June 30, 2012	December 31, 2011
Computer equipment	$833,180	$676,995
Furniture and fixtures	808,043	371,202
Computer software	725,643	655,382
Leasehold improvements	1,356,117	627,165

	3,722,983	2,330,744
Less accumulated depreciation and amortization	(1,493,539)	(490,625)

Property and equipment, net	$2,229,444	$1,840,119

5. Lease Exit Costs

During 2012, the Company decided to exit its headquarters in favor of a new space that can accommodate its growth. The remaining term of the exited space is approximately 6 years, and sublease tenant was identified. Based on the sublease terms, the fair value of future lease obligations, taking into consideration the sublease, is zero. As a result, the Company recorded a charge of $1,292,161 related to exiting its lease, specifically the write-off of fixed assets.

In addition, the Company paid approximately $142,771 during the six-months ended June 30, 2011 related to restructuring charges incurred in 2010 related to the Company abandoning its headquarters in 2010.

6. Accounts Payable and Accrued Expenses

The following table presents the detail of accounts payable and accrued liabilities for the period presented:

	June 30, 2012	December 31, 2011
Accounts payable	$3,114,054	$3,386,810
Accrued bonuses	1,680,136	544,063
Accrued payroll, benefits and related taxes	1,453,079	1,812,248
Accrued sales and use taxes	90,037	253,532
Accrued severance	0	114,318
Accrued other	883,419	1,017,411

Total	$7,220,725	$7,128,382

7. Capital Structure

As of June 30, 2012, the Company’s authorized capital stock consisted of 68,887,258 shares in the aggregate, 41,478,986 of which were Common Shares and 27,408,272 of which were Preferred Shares, in each case with par value of $0.0001 per share.

Common Stock

The voting, dividend, and liquidation rights of the Common Shares are subject to the rights, powers, and preferences of the Preferred Shares, as described below.

The holders of Common Shares are entitled to one vote for each Common Share held at all meetings of stockholders and written actions in lieu of meetings.

Dividends may be declared and paid in cash or other property of the Company at the discretion of the Board of Directors and are subject to the preferential rights of any outstanding Preferred Shares.

Upon dissolution or liquidation of the Company, holders of Common Shares are entitled to receive pro rata, on a per-share basis, all assets available for distribution to its stockholders, subject to the preferential rights of the Preferred Shares.

In February 2012, the Company acquired the outstanding stock of Brighter Option. The purchase price included the issuance of 150,088 shares of common stock. An additional 395,300 shares of restricted common stock were issued in connection with the acquisition which are tied to future performance requirements and will be expensed over the remaining service periods. Please see Note 3 – Business Combination.

In May 2011, the Company acquired the outstanding stock of Spinback. The purchase price included the issuance of 186,061 shares of common stock and 2,827 fully vested stock options.

Preferred Stock

The Company had four series of convertible Preferred Shares outstanding as of June 30, 2012.

In September 2007, the Company issued 4,545,454 Series A Preferred Shares at an original issue price of $0.33 per share. In April 2008, the Company issued 7,356,350 Series B Preferred Shares at an original issue price of $0.88 per share. The Company issued 2,263,493 additional Series B Preferred Shares in March 2010 at an original issue price of $0.88 per share. In October 2010, the Company issued 7,021,324 Series C Preferred Shares at an original issue price of $3.24 per share. On August 12, 2011, the Company issued 4,933,623 shares of Series D Preferred Shares at an original issue price of $10.95 per share.

The following describes the rights and preferences of the Preferred Shares:

Dividends. Holders of the Company’s Series B, Series C, and Series D Preferred Shares are entitled to receive non-cumulative dividends of 8% per year, when, as, and if declared by the Company’s Board of Directors, paid prior and in preference to any declaration and payment of any dividend on any other class of capital stock (excluding dividends in respect of Common Shares that are payable in Common Shares). The Company may not declare, pay, or set aside dividends (other than dividends in respect of Common Shares that are payable in Common Shares) in respect of any other class or series of capital stock without first or simultaneously paying dividends to holders of Series A, Series B, Series C, and Series D Preferred Shares as provided in the Company’s charter.

The Company has not declared any dividends as of June 30, 2012.

Voting Rights. On any matter presented to the stockholders of the Company for action or consideration at a meeting of the Company’s stockholders (or by written consent), each holder of outstanding Preferred Shares is entitled to cast the number of votes equal to the number of whole Common Shares into which the Preferred Shares are convertible as of the record date for the matter.

Liquidation, Dissolution, or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of Series B, Series C, and Series D Preferred Shares are entitled to be paid out of the assets of the Company available for distribution, before any payments are made in respect of any other class or series of Company capital stock, an amount per Preferred Share equal to the Applicable Issue Price for such shares (as defined in the Company’s charter), plus any dividends declared but unpaid thereon. If any proceeds remain to be distributed after the holders of Series B, Series C, and Series D Preferred Shares have received all preferential amounts to which they are entitled, the holders of Series A Preferred Shares are entitled to be paid out of such proceeds, before any further payments are made in respect of any other class or series of Company capital stock, an amount per Series A Preferred Share equal to the Applicable Issue Price for such shares, plus any dividends declared but unpaid thereon. If the proceeds available for distribution are less than the full amount to which holders of Series A Preferred Shares are entitled, the holders of Series A Preferred Shares are entitled to share ratably in the proceeds to be distributed. The amount to which a holder of Preferred Shares is entitled on a liquidation, dissolution, or winding up of the Company is referred to as the liquidation preference.

Deemed Liquidation Events. Unless the holders of at least a majority of the outstanding Series B, Series C, and Series D Preferred Shares elect otherwise, subject to certain limited exceptions, a Deemed Liquidation Event will occur if there is (i) a merger, consolidation, or similar corporate reorganization in which the Company is a constituent party or a subsidiary of the Company is a constituent party (and, in the latter case, in which the Company issues shares of its capital stock pursuant to such merger or consolidation) or (ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole. The Company is not permitted to effect a Deemed Liquidation Event unless the agreement or plan of merger or consolidation for the transaction provides that the consideration payable to the stockholders of the Company shall be allocated among the holders of capital stock of the Company as described above under “Liquidation, Dissolution, or Winding Up.” If the Company does not affect a dissolution within 90 days following a Deemed Liquidation Event, holders of a majority of the outstanding Series A, Series B, Series C, and Series D Preferred Shares are entitled to compel the Company to use the proceeds of the Deemed Liquidation Event to redeem first the Series B, Series C, and Series D Preferred Shares, and then the Series A Preferred Shares, in each case at their liquidation preference (or for a ratable share of the available proceeds).

Redemption and Conversion. Each Preferred Share is convertible, at the option of the holder, into Common Shares based on the conversion rate in effect at the time. The conversion rate for all Preferred Shares was initially set at 1:1, subject to adjustment upon the occurrence of certain events. To date, no adjustments have been made to the conversion rates for any series of Preferred Shares.

Prior to the issuance of Series D Preferred Shares, the Preferred Shares were also subject to mandatory conversion in connection with the closing of the sale of Common Shares to the public at a price of at least $9.72 per share (subject to adjustment) in a public offering resulting in at least $50 million of gross proceeds to the Company (referred to as a Qualified IPO) or, on a class-by-class basis, as specified by the vote or consent of holders of a majority of the Preferred Shares of such class. Subsequent to the issuance of Series D Preferred Shares, the Company’s charter was amended to increase the requisite price per Common Share to $21.89 per share from $9.72 per share.

Prior to the issuance of the Series D Preferred Shares, the Company was required to redeem the Series B Preferred Shares at their liquidation preference upon notice from holders of a majority of the Series B Preferred Shares any time after October 8, 2015 (which is the fifth anniversary of the first date on which Series C Preferred Shares were issued). The Company was also required to redeem the Series C Preferred Shares at their liquidation preference upon notice from holders of a majority of the Series C Preferred Shares any time after October 8, 2015. Subsequent to the issuance of the Series D Preferred Shares and as of January 27, 2012, the date the holders of the Series B, Series C, and Series D Preferred Shares may first exercise their redemption rights was changed to August 12, 2016.

Approval of Extraordinary Events. The Company is not permitted to take certain extraordinary actions without the approval of holders of a majority of the Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, or Series D Preferred Shares, as applicable.

Governance

Prior to the issuance of the Series D Preferred Shares in August 2011, the Company’s Board of Directors was fixed at five directors, elected as follows: (i) one director elected by holders of Series B Preferred Shares, voting as a class; (ii) one director elected by holders of Series C Preferred Shares, voting as a class; (iii) two directors elected by holders of Series A, B, and C Preferred Shares, voting together as a single class on an as-converted basis; and (iv) the Chief Executive Officer of the Company.

Subsequent to the issuance of the Series D Preferred Shares, the composition of the Company’s Board of Directors was changed such that the Company’s five directors would comprise (i) one director elected by holders of Series B Preferred Shares, (ii) one director elected by holders of the Series C Preferred Shares, (iii) one director elected by holders of the Series D Preferred Shares, (iv) one director elected by holders of the Preferred Shares (voting together as a class) and (v) the Company’s Chief Executive Officer.

Stockholders’ Agreement

The Company is a party to a Third Amended and Restated Stockholders Agreement, dated August 12, 2011, with certain of its stockholders (the Stockholders Agreement). The Stockholders Agreement imposes transfer restrictions on certain holders of Company common stock that are parties to the agreement, and grants to the Company and certain of the Company’s stockholders’ rights of first refusal with respect to most proposed transfers. Under the terms of the Stockholders Agreement, no common stockholder who is a “Key Holder” (as defined in the Stockholders Agreement) under the terms of the Stockholders Agreement is permitted to transfer any of such stockholder’s Common Shares without first providing a written notice to the Company and the Company’s major stockholders (that is, holders of Preferred Shares and certain holders of Common Shares). The Company then has a primary right of first refusal to purchase some or all of the Common Shares to be transferred under the same terms and conditions identified in the written notice. If the Company elects not to purchase all of the shares, each major stockholder then has the right to purchase a ratable portion of the Common Shares proposed to be transferred under the terms described in the written notice. Any shares ultimately sold by the transferring common stockholder that are not purchased by the Company or the major stockholders are subject to a right of co-sale in favor of the major stockholders. The right of co-sale allows each major stockholder to compel the transferring common stockholder to include in its transfer a proportional share of the major stockholder’s shares of Company capital stock, thereby reducing the number of Common Shares that may be transferred by the transferring common stockholder.

The Stockholders Agreement grants to the Company’s major stockholders rights of first offer in respect of offers of New Securities, as defined in the Stockholders Agreement.

Warrants

In October 2010, the Company entered into an agreement (the License Agreement) with an advertising agency holding company (the Holding Company) to license the Company’s platform to the customers of the Holding Company’s agency affiliates. The three-year agreement details the monthly licensing fees to be charged to these customers. Simultaneous with entering into the License Agreement, the Company issued the Holding Company 1,542,492 warrants to purchase the Company’s common stock for $.01 per share. Upon signing the agreement, 308,498 warrants were immediately vested and available for exercise. A portion of the remaining warrants vest as of December 31 of each of 2011, 2012, and 2013 based upon the proportion of (x) revenue generated for the Company as of those dates under and pursuant to the License Agreement to (y) a previously agreed-upon target revenue number. The Company is amortizing the value of these vested warrants over the three-year term of the License Agreement. The Company recorded $1.9 million and $0.5 million as a reduction of revenue for the six months ended June 30, 2012 and 2011. Please see Note 2 – Summary of Significant Accounting Policies.

8. Stock Option Plan

The Company maintains a 2007 Equity Incentive Plan (the Stock Plan) for its employees, directors, and consultants. The Stock Plan allows for the Company to issue awards in the form of stock options, restricted stock grants, and restricted stock units. Awards granted under the Stock Plan are generally unvested on the date of grant and vest over time in increments of 25% per service year, subject to acceleration in certain circumstances. The maximum term of stock options issued under the Stock Plan is generally 10 years.

The fair value of each option granted is estimated on the grant date pursuant to Accounting Standards Codification (ASC) 718, Compensation – Stock Compensation. The following assumptions were made in estimating the fair value of stock options granted during the six months ended June 30, 2012 and 2011:

	2012	2011
Assumptions
Dividend yield	0%	0%
Expected volatility	50%	50%
Risk-free interest rate	0.90%	2.50%
Expected life (in years)	4.25	5.25

Expected volatility was calculated using the historical volatility of comparable companies and recent valuations of the Company’s common stock. The expected life is based on numerous factors including the expected life of employees of comparable companies, option vesting terms, and the term of the options. The risk-free interest rate is based on the rate for a U.S. government security with the same estimated life at the time of the option grant.

The following is a summary of the option activity under the Stock Plan for the six months ended June 30, 2012:

	Shares Available for Grant	Options Outstanding
		Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (in thousands)
Balance as of December 31, 2011	3,178,318	$1.05
Options granted	311,500	7.73
Exercised	(122,248)	0.51
Forfeited	(39,750)	2.43
Expired	(250)	2.64

Balance as of June 30, 2012	3,327,570	$1.68	7.70	$47,443

Exercisable as of June 30, 2012	1,732,177	$0.80	.6175	$26,222

Vested or expected to vest	3,164,144	$1.54	1.2727	$45,566

The following is a summary of the options outstanding and exercisable for the six months ended June 30, 2012:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price
$0.33	479,676	5.5	$0.33	479,676	$0.33
$0.50	1,701,114	7.4	0.50	993,002	0.50
$2.64	841,030	8.9	2.64	249,999	2.64
$7.75	305,750	9.8	7.75	9,500	7.67

	3,327,570	7.7	1.68	1,732,177	0.80

Amounts recorded in stock-based compensation for the six months ended June 30, 2012 and 2011 were as follows:

	June 30,
	2012	2011
Revenue	$1,861,450	$450,544
Cost of revenue	20,799	8,923
Operating expenses	4,298,107	539,290

Please see Note 2 – Summary of Significant Accounting Policies for discussion on Revenue.

9. Defined Contribution Plan

The Company maintains a 401(k) plan covering substantially all of the Company’s employees.

The Company may elect to match a portion of employee contributions, but made no contributions to the 401(k) plan for the six months ended June 30, 2012 and 2011. Employees are eligible to enroll in the 401(k) plan after six months of employment and are 100% vested upon enrollment.

10. Income Taxes

The Company recorded an income tax benefit of $234,074 for the six months ended June 30, 2012. The tax benefit was primarily attributable to the amortization of Brighter Option’s intangible assets.

The Company recorded an income tax benefit of $692,680 for the six months ended June 30, 2011 as a result of the Spinback acquisition. The Company released a portion of its valuation allowance to the extent of the deferred tax liability related to Spinback’s purchased intangibles.

11. Commitments

Office Leases

The Company leases office space under a non-cancelable lease expiring January 31, 2018. The terms of the lease agreement provide for rental payments on a graduated basis. The Company recognizes rent expense on the straight-line basis over the lease period and has accrued for rent expense incurred but not paid. In December 2011, the Company agreed to terms with a tenant for the sublease of one of its existing office buildings.

Rent expense was $1.6 million and $0.4 million for the six months ended June 30, 2012 and 2011, respectively.

12. Subsequent Events

On August 13, 2012, salesforce.com, inc., a Delaware Corporation, acquired all outstanding stock of the Company.